Exhibit 10.5

NOTE: Portions of this Exhibit are the subject of a Confidential Treatment Request by the Registrant to the Securities and Exchange Commission (the “Commission”).  Such portions have been redacted and are marked with a “[***]” in the place of the redacted language.  The redacted information has been filed separately with the Commission.

RESELLER AGREEMENT

This RESELLER AGREEMENT (“Agreement”) is made and entered into as of the last date set forth on the signature page hereto (“Effective Date”), by and between Tianwei New Energy Holdings Co., LTD (“Tianwei”), having a principal place of business at No 1, Tianwei Road, Southwest Airport Economic Development Zone, Chengdu, China 610200, and Tianwei Solar USA, Inc., a wholly-owned subsidiary of Hoku Corporation, having an address at 1288 Ala Moana Blvd., Suite 220, Honolulu, HI 96814 (“Reseller”),  (individually, a “Party,” and collectively, “the Parties”).

The parties agree as follows:

1	DEFINITIONS

1.1
“Reseller Price” means the price payable by Reseller for any Product purchased from Tianwei hereunder and shall be the applicable price set forth in any purchase order submitted by Reseller and approved by Tianwei pursuant to Section 5.6 of this Agreement.

1.2	“Products” includes those products described in Exhibit A.

1.3	“Territory” means that geographical area described in Exhibit B.

2	SCOPE OF RESELLER APPOINTMENT

Tianwei hereby grants to Reseller, and Reseller hereby accepts, an exclusive appointment during the term of this Agreement to promote, advertise, market, distribute and sell the Products on its own behalf in the Territory.

3	RESELLER’S GENERAL RESPONSIBILITIES AND DUTIES

3.1	Promotion. Reseller agrees, at its own expense and as a separate commercial entity, to:

3.1.1	Use its best efforts to promote the distribution and sale of Products in the Territory, and to consult regularly with Tianwei concerning promotion or sales of the Products;

3.1.2
Participate in and support inter-Territory sales efforts, as well as coordinate sales opportunities by customers within the Territory for business outside the Territory with the appropriate Tianwei sales representative;

3.1.3	Participate actively in any Tianwei sales program or promotion;

3.1.4	Participate actively in any Tianwei Product training courses;

3.1.5	Establish pricing with its customers; and

3.1.6	Develop and maintain adequate procedures to assure the prompt handling of all sales of Products generated under this Agreement.

3.2
Records and Reports. Reseller shall maintain a complete record of all Products sold by Reseller, and, by the 15th day following each calendar quarter, shall provide to Tianwei a complete “point of sale” report detailing Reseller’s sale of Products in the Territory, and volume of each Product sold, the identity of the customer to whom such Product was sold, and other relevant information concerning sales of Products, including status reports.

3.3
General Conduct. Reseller agrees: (i) to conduct business in a manner that reflects favorably at all times on the Products and the good name, goodwill and reputation of Tianwei; (ii) to avoid deception, misleading or unethical practices that are or might be detrimental to Tianwei or the public, including but not limited to disparagement of Tianwei or its Products; (iii) not to publish or employ or cooperate in the publication or employment of any misleading or deceptive advertising material; (iv) to make no representations, warranties or guarantees to customers or to the trade with respect to the specifications, features or capabilities of Products that are inconsistent with the literature distributed by Tianwei; and, (v) not to engage in any acts prohibited by applicable local, state, federal or national law.

3.4
Export Controls. Reseller agrees to comply in all respects, and to assist Tianwei in assuring compliance, with all applicable laws, regulations and restrictions of the United States concerning the export of products, technical data and direct products thereof, including without limitation all regulations regarding export, asset control and destination control of the Commerce, Treasury, State and Defense Departments of the United States government and the Export Administration Act of 1979, as amended from time to time.

3.5
Foreign Corrupt Practices Act. Insofar as Reseller is subject to the Foreign Corrupt Practices Act,  Reseller shall not do any act or thing which shall be a violation of said law and further agrees to cooperate with Tianwei in assuring that Tianwei and Reseller are in full compliance with such law and regulations issued thereunder, including any and all reporting requirements.

3.6
Activities Outside of Territory. Without the prior written consent of Tianwei in each instance, Reseller shall not, directly or indirectly, seek customers for, promote or advertise the Products outside the Territory.

4	TIANWEI’S GENERAL RESPONSIBILITIES AND DUTIES

4.1
Training. Tianwei will provide to Reseller’s personnel without charge to Reseller, such training as Tianwei deems appropriate in the marketing and promotion of the Products. Such training shall be held at such times and locations as may be mutually agreed upon by the parties. Reseller shall pay all expenses of its personnel receiving such training, including without limitation all travel, lodging and meal expenses.

4.2
Sales, Marketing and Brand Strategy. At its own expense, Tianwei shall work with Reseller to develop and implement a tailored, Product sales, marketing and brand strategy for the Territory. Such strategy shall be reviewed as required, but no less frequently than on an annual basis.

4.3
Promotional Materials. Tianwei will, at its expense, periodically provide Reseller with reasonably sufficient quantities of such advertising and promotional materials and technical data related to the Products as Tianwei may from time to time prepare for general distribution. Tianwei shall involve Reseller in the development of such promotional materials as are tailored specifically for the Territory.

4.4
Referrals; Sales by Tianwei. Tianwei shall refer to Reseller customer inquiries that may be received by Tianwei for sales in the Territory, and which cannot reasonably be contracted and fulfilled directly by Tianwei within thirty (30) days of the signing of this agreement. Reseller shall then make appropriate follow-up contact.  Tianwei shall transfer all customer relationships in the Territory to Reseller using best efforts and within a reasonable time period, but not more than 1 month. Tianwei customers from outside the Territory that wish to conduct business within the Territory must coordinate directly with the Reseller or via a centralized account manager at Tianwei responsible for that customer doing inter-Territory business.

4.5
Product Changes. Tianwei in its discretion may discontinue, alter, update and/or enhance any Products, and Tianwei shall use reasonable efforts to give Reseller reasonable advance notice thereof. Tianwei shall also actively share with Reseller long-term planning for new product development, enhancements and releases. In the event of any discontinuance of a Product by Tianwei, Reseller shall have the option to submit to Tianwei, within thirty (30) days after the date of Tianwei’s notice of discontinuance, a final purchase order for such Product for delivery within ninety (90) days after the date of Tianwei’s notice of discontinuance. Subject to the terms, conditions and procedures of Section 5.12 of this Agreement, Reseller will be allowed to exchange discontinued Products in its inventory for other products then currently being produced and marketed by Tianwei, provided that Reseller’s written proposal for such an exchange is received by Tianwei within ninety (90) days of the date of Tianwei’s notice of discontinuance. Tianwei agrees to make available to Reseller for promotion and sale in the Territory any generally distributed alterations, updates or enhancements of the Products and any new products as may be developed or acquired by Tianwei for general distribution to customers. Any such new products shall be made available to Reseller on terms generally comparable to those applicable to the Products identified herein, and such new products shall be deemed to be included in the term “Products” as defined herein.

4.6
Reseller Listing. Tianwei agrees to list Reseller as a Tianwei reseller in such Tianwei publications, press releases and other marketing and promotional materials as Tianwei may deem appropriate. Tianwei and Reseller shall use best efforts to reasonably integrate the Reseller website and Tianwei website.

4.7
Use of Tradename.  Tianwei hereby grants an exclusive license to Reseller  to use the tradename or trademark “Tianwei Solar USA, Inc.,”  in connection with the performance of Reseller’s obligations hereunder, including the establishment of one or more direct or indirect subsidiaries of Hoku Corporation for the purpose of conducting the businesses described herein; provided however, that such exclusive right shall terminate and cease to exist upon termination of this Agreement pursuant to Section 9 hereof.

5	ORDERS; TERMS OF SALE; SUPPLY OF PRODUCTS

5.1
Inventory. Reseller shall maintain one or more warehouse(s) in the United States (“Warehouse”) at Reseller’s cost. All Products shall become the property of Reseller based on the INCOTERMS used for each shipment.  Reseller shall be responsible for managing Warehouse suppliers, functions and inventory levels.

5.2
Purchase Orders. All purchase orders for Products placed by Reseller with Tianwei shall be subject to acceptance in writing by Tianwei and to the provisions of this Agreement. Tianwei will endeavor, so far as it may be practicable, to fill such purchase orders; however, Tianwei shall have no obligation to accept any purchase order.  Any refusal by Tianwei to accept a particular purchase order received from Reseller promptly shall be communicated to Reseller by Tianwei via email, fax or letter, and Tianwei also shall communicate its reasons for such non-acceptance and any conditions under which acceptance may be forthcoming from Tianwei.

5.3
Form of Purchase Orders. Purchase orders shall be delivered to Tianwei by Reseller by mail telefax or e-mail. If a purchase order is placed by telephone, it must be confirmed to Tianwei by Reseller in writing as a formal purchase order within one (1) business day.  All purchase orders shall be deemed to be governed exclusively by the terms and conditions of this Agreement.

5.4
Cancellation for Late Delivery. If Products identified in any Reseller purchase order that has been accepted by Tianwei are not shipped to Reseller within ten (10) business days of the agreed-upon shipment date, Reseller may, at its discretion and without penalty, cancel such purchase order upon written notice to Tianwei.

5.5
Cancellation/Rescheduling for Convenience. Purchase orders for Products may be cancelled for convenience by Reseller at any time but no less than ten (10) business day before the Products are scheduled to be shipped by Tianwei without any cost or penalty. For purposes of this Section 5.5, “shipment” shall mean transfer to a freight forwarder at Tianwei’s factory.

5.6
Product Prices. Reseller shall pay the Reseller Price for all Product as purchased by it hereunder. Reseller shall be responsible for establishing pricing for all Products sold to customers within the Territory.  Reseller shall be entitled to all marginal profit recognized from the subsequent sale of such Product.  Tianwei shall use its best efforts, but shall not be required, to provide to Reseller at least thirty (30) days advance written notice of any change in the Reseller Price of a Product. Reseller may, at any time, request revised Reseller Prices to reflect changes in market conditions. However, any Reseller Price change by Tianwei shall not apply to purchase orders accepted by Tianwei from Reseller prior to Tianwei's announcement of such change. From time to time, Reseller and Tianwei may agree on a separate, negotiated price for the Product which may differ from the Reseller Price, and which shall be applicable only on specific orders, or for certain designated customers.

5.7	Currency. Reseller shall pay Tianwei for all Products ordered and shipped hereunder in United States currency via wire transfer.

5.8
Payment. Each invoice shall be due from Reseller within [***] days ([***]) business days after receipt of Tianwei’s invoice, unless alternate terms are negotiated and approved by Tianwei for specific Purchase Orders. Thereafter, full payment to Tianwei for the purchase of Products hereunder shall be due from Reseller within [***] ([***]) business days after receipt of Tianwei's initial invoice for the Products, unless alternate terms apply as provided for above. A late fee calculated at the rate of one percent (1.0%) per month (or the highest interest rate permitted by law, whichever is lower) of the unpaid balance will be payable by Reseller to Tianwei on all balances remaining unpaid for more than [***] ([***]) days after receipt of a late notice. The required payment by Reseller of any such late fee shall be in addition to all other rights and remedies available to Tianwei in law or equity or under this Agreement, including without limitation the right to terminate this Agreement for Reseller’s default and the right to refuse to accept any further purchase orders from Reseller.

5.9	Shipping. All sales of Products by Tianwei to Reseller shall be [***] major U.S. port (Incoterms 2010), unless alternate terms are negotiated and approved by Tianwei for specific Purchase Orders.

5.10
Taxes, Customs and Duties. Reseller shall be responsible for the payment of all other applicable taxes, customs, duties and other fees incurred in the shipment of Products from Tianwei to Reseller hereunder.

6	PRODUCT WARRANTY; CLAIMS; INDEMNIFICATION; PATENT INDEMNIFICATION; CONSEQUENTIAL DAMAGES

6.1	Tianwei’s Warranty. Tianwei’s standard warranty in Exhibit C, shall apply, as shall all future versions, as amended from time to time.

[***] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

6.2           Warranty Claims. All warranties on all Products furnished by Tianwei shall run directly to Reseller and its customers or shall be assignable by Reseller to its customers. Tianwei will satisfy all warranty obligations and claims without cost to Reseller. In the alternative, and at Tianwei’s direction, Reseller may act as Tianwei’s service agent in the Territory for such warranty obligations and claims.  Tianwei will forward any warranty claims it desires Reseller to process and will provide assistance in investigating such claims as Reseller may reasonably request. Reseller shall have the authority to resolve such warranty claims in accordance with Tianwei’s standard warranty. Reseller shall be indemnified for its costs and actual material, travel and out-of-pocket costs), plus [***]% overhead, plus a service fee of [***]%.

6.3           Indemnification.  Tianwei shall defend and indemnify Reseller from and against any and all liabilities, losses, damages, costs, and other expenses (including attorneys’ fees and costs) arising from or relating to any third party warranty claim against Reseller, and its employees, officers, directors, shareholders, agents, and assigns.

6.4           NO OTHER WARRANTY, EXPRESS, STATUTORY OR IMPLIED (INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY OF FREEDOM FROM INFRINGEMENT), SHALL APPLY TO THE PRODUCTS.  IN NO EVENT SHALL TIANWEI BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR FOR INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, ARISING OUT OF THE PRODUCTS OR THIS AGREEMENT, UNLESS AGREED TO IN WRITING BY TIANWEI

6.5           Infringement. Tianwei shall defend any suit or proceeding brought against the Reseller, so far as based on a claim that any product, or any part thereof, delivered by Tianwei constitutes an infringement of any patent of the United States or the European Union and so long as such claim does not arise from compliance with the buyer’s designs, specifications or instructions, if notified promptly in writing and given information and assistance for defense of same and sole authority to make decisions regarding the suit, including any settlement thereof. Tianwei shall pay all damages and costs awarded therein against the buyer or the cost of any settlement. In case products are held to infringe any third party’s United States and/or European Union patent, Tianwei shall at its own expense and option use commercially reasonable efforts to procure for buyer the right to continue using the products. If in Tianwei’s judgment the foregoing is not commercially reasonable, Tianwei may, at its own discretion, replace such products with non-infringing products, modify them so they become non-infringing products, or accept return of the products and refund the purchase price to Reseller. Reseller agrees not to make any representation, promise, guarantee or warranty on Tianwei's behalf, and Reseller further agrees that it has no authority to assume or create any obligation on Tianwei's behalf, express or implied.

[***] CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

7	CONFIDENTIALITY

During the Term of this Agreement and for three (3) years thereafter, each party agrees to keep confidential, and to use all reasonable efforts to require its employees and agents to keep confidential the confidential or proprietary information of the other party, including without limitation any confidential product, marketing or business information, plans and data. Disclosure of such confidential information shall be made by each party only to those of its employees and agents who have a need to know such information in order to carry out the purposes of this Agreement, and who have agreed to abide by confidentiality requirements at least as restrictive as those set forth herein.  Information that a party considers to be confidential and which is disclosed to the other party shall be conspicuously marked by the disclosing party with a legend such as “Proprietary” or “Confidential” or other like marking reasonably calculated to give clear notice of its confidential nature. The parties shall not be liable for disclosure of information not so marked except upon a showing of bad faith or willfulness. The confidentiality requirements set forth herein shall not apply to information that:

 (i)          is now, or which hereafter becomes, through no wrongful act or omission on the part of the receiving party, generally known or available; or,

(ii)          is already known to the receiving party at the time of receiving the same hereunder; or,

(iii)         intentionally is furnished to a third party by the disclosing party without restriction on disclosure; or,

(iv)         is hereafter rightfully furnished to the receiving party by a third party as a matter of right, without restriction on disclosure and without breach of this Agreement; or,

(v)          is independently developed by the receiving party without reference to or use of the confidential information of the disclosing party hereunder; or,

(vi)         is approved for release by written authorization of the disclosing party.

8	PROPRIETARY RIGHTS

8.1
Product Markings. Reseller shall not remove, alter or add to any proprietary marks or notices of any nature affixed to the Products by Tianwei, or permit the same to be done by others. In connection with the sale, promotion or advertising of the Products, Reseller shall use only the name and number designated by Tianwei for each such Product.

8.2
Use of Name and Trademarks. In addition to Section 4.7, Reseller shall represent itself as the exclusive agent of Tianwei within the Territory. However, at no time, shall Reseller have the authority to bind Tianwei by any word, act, deed or omission. Reseller may indicate to the public, in any form, that Reseller is the exclusive agent for Tianwei within the Territory and has the ability to authorize and manage a channel of resellers. Upon the termination of this Agreement, Reseller immediately shall discontinue the use in any context of Tianwei's name and of any other name or names or combination of words or designs or trademarks or trade names that would indicate or tend to indicate that Reseller was or is a reseller of the Products.

8.3
No Licenses. No licenses are granted or implied by this Agreement under any patents, copyrights, mask work rights or other intellectual property rights owned or controlled by Tianwei or under which Tianwei has any rights, except the right (as expressly provided herein) to promote, advertise, market, distribute and sell the Products furnished hereunder by Tianwei.

9	TERM AND TERMINATION

9.1
Term. The initial term of this Agreement shall be one (1) year from the Effective Date, unless either party earlier terminates this Agreement as provided herein. This Agreement shall then continue from year to year unless terminated by either party.

9.2
Termination for Convenience. Either party may terminate this Agreement for convenience at any time, including during the initial term, upon the giving of not less than three (3) months’ advance written notice to the other party.

9.3
Termination for Breach. This Agreement may be terminated by either party at any time for cause upon giving not less than thirty (30) days written notice, by certified mail, registered mail, telex or telefax, to the other party of a material breach by such other party of any of the terms or conditions of this Agreement, which written notice shall describe in reasonable detail the nature of the alleged breach. Such termination shall be effective on the date set forth in the notice of termination, unless such breach is cured by the breaching party within the aforementioned notice period of not less than thirty (30) days.  In the event of a termination for breach as provided herein, and to the full extent permitted by law, any dispute arising between the parties concerning such breach shall be a matter subject to resolution under Section 19.0 (“Arbitration”) of this Agreement.

9.4
Termination for Other Causes. This Agreement may be terminated at any time by either party immediately upon written notice to the other party (by certified mail, registered mail, telex or telefax) in the event that: (a) the other party becomes insolvent; (b) there are any proceedings instituted by or against the other party in bankruptcy or under insolvency laws or for re-organization, receivership or dissolution, or if the other party makes an assignment for the benefit of creditors; or, (c) there is a material change in ownership or control of the other party.

9.5
Notice of Termination. Notice of termination of this Agreement as provided herein shall be in writing, and shall be deemed to be given on the date of mailing (by certified or registered mail), telefaxing or telexing such written notice.

9.6
Completion of Transactions. Upon termination of this Agreement, any purchase orders received from Reseller and accepted by Tianwei prior to such termination shall be performed by the parties as accepted by Tianwei, subject to all the terms and conditions hereof, provided that Reseller demonstrates to Tianwei's satisfaction that Reseller has the ability to make timely payment for all Products encompassed by such purchase orders and, if applicable, that Reseller’s customers have a genuine need for the Products encompassed by such purchase orders. Otherwise, the disposition of any purchase orders received from Reseller and accepted by Tianwei prior to the termination of this Agreement shall be subject to negotiation by Tianwei and Reseller. Upon such termination, Reseller immediately shall discontinue all promotion and advertising with respect to the Products.

9.7
Continuing Obligations. The termination of this Agreement shall not release Reseller from the obligation to pay any sum that then may be owing by Reseller to Tianwei, or from the obligation to perform any other duty or to discharge any other liability incurred by Reseller prior thereto. The termination of this Agreement shall not release Tianwei from the warranty obligations in Sections 6.1, 6.2, 6.3, 6.4 and 6.5.  However, subject to the provisions of the immediately preceding sentence, neither party shall, by reason of the termination of this Agreement, be liable to the other party for compensation or damage on account of (a) the loss of present or prospective profits on sales or anticipated sales, (b) expenditures, investments or commitments made in connection therewith, or (c) the establishment, development or maintenance of Reseller’s or Tianwei's business or goodwill.

9.8
Compensation Claim. The parties expressly confirm that the terms and conditions of this Agreement have been freely negotiated between them.  Reseller expressly acknowledges that any possible compensation claim that might accrue to it pursuant to the laws of Reseller’s home country upon the termination of this Agreement has already been satisfied in advance and in full by the benefits conferred upon Reseller as a result of the discounted Reseller Price made available to Reseller by Tianwei under this Agreement.

9.9
Return of Materials. Reseller agrees to return all Tianwei confidential and proprietary information, including without limitation all marketing materials, pamphlets, catalogs, booklets and other technical or advertising data or literature provided by Tianwei, within thirty (30) days of the termination of this Agreement.

9.10	Effect on Arbitration. Nothing in this Section 9.0 shall be interpreted or construed to limit or restrict in any way the scope or application of Section 19.0 (“Arbitration”) of this Agreement.

10	FORCE MAJEURE; CONSEQUENTIAL DAMAGES

Neither party shall be responsible or liable for any loss, damage, detention or delay caused by fire, strike, civil or military authority, governmental restrictions or controls, insurrection or riot, railroad, marine or air embargoes, lockout, tempest, accident, breakdown of machinery, delay in delivery of material by other parties, or any other cause which is unavoidable or beyond its reasonable control, provided that performance shall, as practicable, recommence immediately upon the cessation of such unavoidable event. In any event, Tianwei shall not be responsible or liable for any cost of procurement of substitute goods or for any incidental, special or consequential damages, including without limitation lost profits, arising out of the Products, this Agreement or the termination thereof.

11	NON-ASSIGNMENT AND NOTICE OF CERTAIN CHANGES

Without Tianwei's prior written consent, neither this Agreement, nor any interest therein, shall be transferable or assignable by Reseller, by operation of law or otherwise.  Reseller shall immediately notify Tianwei in writing of any substantial change in the ownership, control, financial interests or active management of Reseller.  Tianwei may assign this Agreement to a subsidiary, parent, affiliate or successor in interest of Tianwei.

12	GOVERNMENTAL PERMITS AND LICENSES

Reseller shall obtain, at its own expense, all necessary governmental permits and licenses for the importation into the Territory of Products purchased by Reseller, and for any and all other activities in which Reseller may engage in the Territory pursuant to this Agreement.

13	RELEASE FROM PRIOR CLAIMS; ALLOCATION OF RISK

In consideration of the execution of this Agreement by the parties, each party hereby releases the other party from all such claims, demands and other liabilities as may exist as of the date of the releasing party’s execution of this Agreement, except indebtedness due under a written contract or a written warranty.  The parties acknowledge and affirm that the provisions of this Agreement regarding warranties, indemnity, disclaimer, limitation of liability and damage limitation allocate risks between the parties. This allocation is reflected in the terms hereof, including pricing, and is an essential element of the basis of the bargain between the parties.

14	TRADE SHOWS IN TERRITORY

In the event that either party obtains display space at any trade show in the Territory, the other party shall be entitled to participate without charge in that display space for the purpose of promoting the Products. Each party shall be responsible for its own travel, lodging and other expenses of any kind whatsoever pertaining to its participation in any such trade show. Each party agrees to use its best efforts to provide to the other party at least ninety (90) days advance written notice of intended participation in any such trade show.

15	NONWAIVER

The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter The waiver by either party of a breach of any provision hereof shall not constitute a waiver of any succeeding breach of the same provision or any other provision, or be a waiver of the provision itself.

16	BINDING VERSION

The exclusive official and binding version of this Agreement shall be in the English language, irrespective of any language into which it may be translated by either party.

17	NOTICES

Any notice required hereunder shall be in writing and shall be deemed to have been sufficiently given if sent by certified mail, registered mail, courier, or telefax, addressed to the party for whom it's intended as follows:

ATTN: Scott Paul

To Tianwei at:
No.1 Tianwei Road, Southwest Airport,
Econ. Development Zone, Shuangliu
Chengdu, China 610200
To Reseller at:
1288 Ala Moana Blvd., Ste. 220	ATTN: Zhengfei Gao
Honolulu, Hawaii 96814

Either party may hereafter from time to time, by written notice similarly given, designate a different address to which such notice shall be sent. Except as may otherwise be specifically provided herein, such notice shall be deemed to have been given on the date of the postmark, if sent by mail, or on the dispatch date, if sent by telefax.

18	GOVERNING LAW

This Agreement shall be governed and construed exclusively in accordance with the laws of the State of California, U.S.A., without regard to its conflict of laws provisions. The parties expressly stipulate and agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement or any transactions hereunder.

19	ARBITRATION

Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration, conducted in accordance with the rules, then obtaining, of the American Arbitration Association. Any such arbitration shall be conducted in English, and shall take place in Los Angeles, California, U.S.A.  Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. An aggrieved party may seek interim judicial relief in aid of arbitration in order to prevent irreparable harm, and such action shall not be considered incompatible with, or a waiver of, the parties’ agreement to arbitrate. Any court having jurisdiction shall enforce as a binding and final arbitral award any interim measures of relief ordered by the arbitral tribunal. Notwithstanding anything to the contrary which may now or hereafter be contained in the rules of the American Arbitration Association, the parties agree as follows:

(i)           Each party will bear its own costs of arbitration, including attorneys’ fees;

(ii)          The arbitrators will, upon the request of either party, issue a written opinion of their findings of fact and conclusions of law; and,

(iii)         Upon receipt by the requesting party of a written opinion, such party will have the right within ten (10) days thereof to file with the arbitrators a motion to reconsider, and the arbitrators thereupon will reconsider the issues raised by said motion and either confirm or change their majority decision which will then be final and conclusive upon both parties hereto. The costs of such a motion for reconsideration and written opinion of the arbitrators will be borne by the moving party.

20	EXECUTION

This Agreement shall not be effective, nor binding upon either party, until signed on each party’s behalf by an authorized officer thereof. No amendment, modification renewal, termination or waiver of any of the provisions herein contained, or any future representation promise, condition or waiver in connection with the subject matter hereof, shall be binding upon either party unless made in a writing signed in the same manner by the party sought to be bound thereby.

21	INTEGRATION

This Agreement (including the Exhibits annexed hereto) sets forth the entire agreement and understanding between the parties concerning Reseller’s appointment as a reseller hereunder, and supersedes all prior contracts, writings and discussions between them concerning the subject matter hereof. Neither party shall be bound by any terms, conditions, definitions, warranties or representations other than as expressly provided herein, or as duly set forth on or subsequent to the Effective Date hereof in a writing signed by the party sought to be bound thereby.

22	SEVERABILITY

If for any reason any provision or provisions of this Agreement shall be held to be illegal, invalid or unenforceable by any authority having jurisdiction over the parties (or either of them) and/or this Agreement, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

23	CAPTIONS

All captions and headings contained in this Agreement are for convenience of reference only, and shall not modify, define, expand or limit any of the substantive provisions hereof.

24	COUNTERPARTS

This Agreement may be executed in duplicate identical counterparts, each of which shall be deemed an original instrument, but both such separate counterparts collectively shall constitute only one and the same instrument.

The parties hereto have executed this Agreement as of the day and year first above written.

TIANWEI SOLAR USA, INC.		TIANWEI NEW ENERGY HOLDINGS CO., LTD.

By:	/s/ Jerrod Schreck	By:	/s/ Zhengfei Gao

Print Name:	Jerrod Schreck	Print Name:	Zhengfei Gao

Title:	President	Title:	General Manager

Date:	11/14/2011	Date:	11/15/2011

EXHIBIT “A”

TO

RESELLER AGREEMENT

PRODUCTS:

“Products” consist of all commercially available PV modules manufactured by Tianwei

EXHIBIT “B”

TO

RESELLER AGREEMENT

TERRITORY

United States of America and United States Territories

Canada

Mexico

EXHIBIT “C”

TO

RESELLER AGREEMENT

TIANWEI’S WARRANTY

The then-current North America Warranty provided by Tianwei for all eligible Products as listed in Exhibit “A”